Exhibit 99.1

Pulse Electronics Corporation Reports Fourth Quarter Results

PHILADELPHIA--(BUSINESS WIRE)--February 10, 2011--Pulse Electronics Corporation (NYSE:PULS), a leading provider of electronic components, today reported results for its fourth quarter ended December 31, 2010.

Fourth Quarter Highlights

  Net sales were $101.2 million compared with $105.4 million in the prior-year quarter.
  Operating profit according to U.S. GAAP was $4.1 million in the quarter compared with $4.5 million in the prior-year quarter.
  Non-GAAP operating profit was $5.4 million, up from $4.8 million in the prior-year quarter. (Non-GAAP operating profit excludes severance, impairment and associated costs; non-cash stock-based compensation expenses; accelerated depreciation; and a curtailment gain related to a defined benefit pension plan. See page 7 for a reconciliation of U.S. GAAP results and non-GAAP measures.)
  Non-GAAP operating profit margin was 5.4 percent in the quarter compared with 4.5 percent in the prior-year quarter.
  U.S. GAAP diluted earnings per share from continuing operations were $0.05 in the quarter compared with $0.08 in the prior-year quarter.
  Non-GAAP diluted earnings per share from continuing operations were $0.08 compared with $0.09 in the prior-year quarter.

CEO Comments

“We are pleased the team delivered fourth quarter sales and operating profit that exceeded our outlook,” said Pulse President and Chief Executive Officer Ralph Faison. “However, we recognize the need to raise the financial performance of all three of our product groups. In particular, our top two priorities are to improve the wireless product group and to lower general and administrative expenses.

“Our network and power product groups are solid. Each generated year-over-year sales growth and contribution gains in the fourth quarter. The team also demonstrated prudent cost and expense management in the quarter in light of the lower volume compared with our very robust second and third quarters.

“While overall wireless sales declined in the fourth quarter due to the continued impact of a sourcing strategy change of a large customer announced in the second half of 2009, we delivered strong sales growth from new antenna customers in 2010. In the fourth quarter, we secured 40 wireless design wins, the most of any quarter in 2010.”

Fourth Quarter Operating Performance

Net sales were $101.2 million in the quarter compared with $105.4 million in the prior-year quarter primarily due to lower wireless sales, which were partially offset by strong growth for power products and solid gains for network products.

Cost of sales declined 2.1 percent to $76.1 million in the quarter from $77.7 million in the prior-year quarter. The Company’s gross profit margin was 24.8 percent in the quarter compared with 26.2 percent in the prior-year quarter. The margin performance reflects higher wage rates and raw material costs compared with the prior year, as well as lower sales of wireless products, which led to lower capacity utilization. These factors were partially offset by continued migration to lower-cost labor areas in China and gross margin gains in the network and power product lines.

Total selling, general and administrative expenses decreased 17.0 percent to $19.3 million in the quarter from $23.2 million in the fourth quarter of 2009. As a percentage of net sales, selling, general and administrative expenses were 19.0 percent, down from 22.0 percent in the prior-year quarter. This decrease in selling, general and administrative expenses was due primarily to prudent expense management in light of lower volume for certain products compared with the second and third quarters of 2010. Fourth quarter of 2010 selling, general and administrative expenses also included a $1.0 million gain from the curtailment of a defined benefit pension plan. Excluding this gain, selling, general and administrative expenses declined 12.6 percent to $20.3 million in the quarter, or 20.0 percent of net sales.

Operating profit according to U.S. GAAP was $4.1 million in the quarter compared with $4.5 million in the prior-year quarter. Non-GAAP operating profit grew 13.6 percent to $5.4 million in the quarter from $4.8 million in the prior-year quarter. Non-GAAP operating profit margin increased 90 basis points to 5.4 percent in the quarter from 4.5 percent in the prior-year quarter. (See page 7 for a reconciliation of U.S. GAAP results and non-GAAP measures.)

Net interest expense was $1.1 million in the quarter compared with $0.9 million in the prior-year-quarter. This increase reflects the December 2009 issuance of $50 million of convertible notes, which have a higher interest rate than the Company’s credit facility, partially offset by a lower outstanding balance on the credit facility during the 2010 quarter.

Other expense was $0.2 million in the quarter compared with $1.3 million in the prior-year quarter. In the prior-year quarter, the primary component of other expense was a net foreign currency loss, which primarily resulted from changes in the multiple currencies in the Company’s intercompany lending program.

Income tax expense was $0.7 million in the quarter compared with a benefit of $1.0 million in the prior-year quarter. The increased tax expense primarily reflects a higher level of non-deductible expenses and a greater proportion of earnings in higher tax jurisdictions as compared with the prior-year quarter. The non-deductible expenses included the write-off of certain net operating losses as a result of certain legal entity combinations, which was partially offset by items including the revaluation of deferred taxes due to higher tax rates in China.

Net earnings from continuing operations (U.S. GAAP) were $2.2 million, or $0.05 per diluted share, in the quarter compared with $3.3 million, or $0.08 per diluted share, in the prior-year quarter. Non-GAAP diluted earnings per share were $0.08 in the quarter compared with $0.09 in the prior-year quarter. (See page 7 for a reconciliation of U.S. GAAP and non-GAAP measures.) Weighted average diluted shares outstanding were 41.2 million in the quarter compared with 41.0 million in the prior-year quarter.

Product Group Overview

The following table highlights the Company’s net sales for its three product groups.

(In thousands)			Percent
Product Group	Q4 2010	Q4 2009	Change
Network	$49,784	$44,177	12.7%
Power	31,873	25,304	26.0%
Wireless	19,527	35,897	-45.6%
Total	101,184	105,378	-4.0%

Network net sales increased 12.7 percent to $49.8 million in the fourth quarter from $44.2 million in the prior-year quarter. This performance was due primarily to continued demand for core products, albeit at lower rates than in the very robust second and third quarters of 2010.

Power net sales grew 26.0 percent to $31.9 million in the fourth quarter from $25.3 million in the prior-year quarter. This performance reflects broad-based strength in the group’s three primary product lines—power management, automotive and military/aerospace.

Wireless net sales were $19.5 million in the fourth quarter compared with $35.9 million in the prior-year quarter. This performance primarily reflects the continued impact of a large customer’s change in supply-chain strategy that was announced in the second half of 2009. The sales decline from this large customer was partially offset by sales growth from new antenna customers, which includes non-handset applications such as notebooks, water meters and other terminal devices.

Balance Sheet

The Company had $35.9 million of cash and cash equivalents at December 31, 2010 compared with $39.7 million at December 25, 2009. Total debt declined to $82.2 million at December 31, 2010 from $131.0 million at December 25, 2009.

Headquarters Consolidation

Consistent with the Company’s actions to simplify and streamline its organizational structure, it will consolidate its corporate headquarters, which is currently near Philadelphia in Trevose, Pennsylvania, into its U.S. operational headquarters in San Diego, California. As Pulse has become a pure-play electronic components company, a stand-alone corporate headquarters and a senior management team in two locations are no longer efficient. The Company expects to generate approximately $1 million of annual cost savings from the consolidation after the initial transition in 2011.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.025 per common share, payable on April 22, 2011 to shareholders of record on April 8, 2011.

First Quarter 2011 Outlook

“Visibility of demand and predictability of production capacity levels are very limited immediately following Chinese New Year,” said Faison. “Currently we are seeing slightly improved order rates for power and network products compared with fourth quarter levels. We will need to continue to focus on cost and expense management as we expect higher overall wage rates and material costs, as well as lower pricing for network products in the first quarter of 2011 compared with the first quarter of 2010. In addition, we expect wireless sales to decline sequentially in the first quarter due to normal seasonality; the impact of the large customer sourcing strategy change; lower sales in our audio business, which we are selling; and a supply-chain interruption for complementary components at one of our new antenna customers.”

For the first quarter of 2011, the Company believes its power product group will generate strong year-over-year sales growth. Pulse anticipates its network group will grow as well, albeit at a lower rate than in the fourth quarter. The Company expects wireless sales will be approximately $13 to $15 million. The Company anticipates wireless sales to bottom in the second half of 2011 at quarterly levels in the low-to-mid teens.

The Company expects first quarter 2011 net sales to range from $88 to $93 million and non-GAAP operating profit to range from a loss of approximately $3 million to breakeven. The operating loss/profit outlook reflects the typical timing variance between minimum wage increases in China, which were recently announced to take effect on March 1, 2011 and the corresponding customer pricing adjustments; higher costs for certain raw materials; the impact of approximately $8 to $13 million of lower sales compared with the fourth quarter of 2010; and the absence of certain non-recurring benefits to general and administrative expenses that occurred in the fourth quarter, most notably the pension curtailment gain.

Conference Call

Pulse management will conduct a conference call at noon (12 p.m.) Eastern today. The conference call will be available via telephone and the Internet. The dial-in numbers are 1-800-860-2442 or 412-858-4600. A link to the earnings press release, the Internet web cast and a slide presentation that will accompany management’s prepared remarks will be available on the Company’s web site for two weeks. Go to http://corporate.pulseelectronics.com/ and see the “Webcast Link” section in the lower right.

About Pulse Electronics Corporation

Pulse Electronics is the electronic components partner that helps customers build the next great product by providing the needed technical solutions. Pulse has a long operating history of innovation in magnetics, antennas and connectors, as well as the ability to ramp quickly into high-quality, high-volume production. The Company serves manufacturers in the wireless and wireline communications, power management, military/aerospace and automotive industries. For more information, visit the Company’s web site at www.pulseelectronics.com.

Safe Harbor

This release contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-Q for the quarter ended October 1, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with Item 1a of the Form 10-Q report. The Company undertakes no obligation to update any forward looking statement.

Non-GAAP Rationale

1. Adjusted EBITDA (net earnings attributable to Pulse Electronics Corporation plus net earnings from discontinued operations and non-controlling interest, excluding income taxes; depreciation and amortization; interest; non-cash stock-based compensation expenses; other expense/income; and severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2.3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of the Company’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments facilitates comparisons of operating performance among financial periods and peer companies. These charges result from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Removing non-cash stock-based compensation expenses facilitates comparisons of the company’s operating performance with that of other companies with differing compensation structures and with the company’s performance in periods during which its own compensation structure may have been different. Impairment charges, accelerated depreciation and curtailment gains are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2011 Pulse Electronics Corporation. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Twelve Months Ended
	12/31/10	12/25/09	12/31/10	12/25/09

Net sales	$101,184	$105,378	$432,480	$398,803
Cost of goods sold	76,097	77,730	323,865	298,035
Gross profit	25,087	27,648	108,615	100,768
Selling, general and administrative expenses	19,252	23,195	91,653	89,698
Severance, impairment and other associated costs	1,705	--	32,799	82,867
Operating profit (loss)	4,130	4,453	(15,837)	(71,797)

Interest expense, net	(1,105)	(876)	(4,853)	(2,967)
Other (expense) income, net	(213)	(1,299)	(4,356)	3,784
Earnings (loss) from continuing operations before income taxes	2,812	2,278	(25,046)	(70,980)
Income tax expense (benefit)	659	(977)	2,691	1,879
Net earnings (loss) from continuing operations	2,153	3,255	(27,737)	(72,859)
Loss from discontinued operations, net of taxes	(699)	(2,455)	(9,679)	(119,978)
Net earnings (loss)	1,454	800	(37,416)	(192,837)
Non-controlling interest, net of taxes	(273)	76	(987)	(375)
Net earnings (loss) attributable to Pulse Electronics Corporation	1,181	876	(38,403)	(193,212)

Basic shares outstanding	41,069	40,918	40,990	40,853
Basic earnings (loss) per share from continuing operations	0.05	0.08	(0.70)	(1.79)
Basic loss per share from discontinued operations	(0.02)	(0.06)	(0.24)	(2.94)
Basic earnings (loss) per share	0.03	0.02	(0.94)	(4.73)

Diluted shares outstanding	41,231	40,963	40,990	40,853
Diluted earnings (loss) per share from continuing operations	0.05	0.08	(0.70)	(1.79)
Diluted loss per share from discontinued operations	(0.02)	(0.06)	(0.24)	(2.94)
Diluted earnings (loss) per share	0.03	0.02	(0.94)	(4.73)

AMOUNTS ATTRIBUTABLE TO PULSE ELECTRONICS CORPORATION:

Net earnings (loss) from continuing operations excluding non-controlling interest	$1,880	$3,331	$(28,724)	$(73,234)
Net loss from discontinued operations	(699)	(2,455)	(9,679)	(119,978)
Net earnings (loss) attributable to Pulse Electronics Corporation	1,181	876	(38,403)	(193,212)

FINANCIAL POSITION (UNAUDITED)
(in thousands)	12/31/2010	12/25/2009

Cash and cash equivalents	$35,905	$39,707
Accounts receivable, net	65,532	70,237
Inventory	35,741	39,677
Prepaid expenses and other current assets	14,804	19,832
Assets of discontinued operations held for sale	--	79,561
Net property, plant and equipment	30,681	40,404
Other assets	41,936	85,382
Total assets	224,599	374,800

Accounts payable	46,102	49,614
Accrued expenses and other current liabilities	54,602	58,333
Liabilities of discontinued operations held for sale	--	19,794
Long-term debt	32,150	81,000
Convertible senior notes	50,000	50,000
Other long-term liabilities	18,971	48,812
Total liabilities	201,825	307,553

Total equity	22,774	67,247

Total liabilities and equity	224,599	374,800

Shares outstanding	41,490	41,242

NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per-share amounts)

1. Adjusted EBITDA

	Quarter Ended
	12/31/10	12/25/09

Net earnings attributable to Pulse Electronics Corporation	$1,181	$876
Net loss from discontinued operations	699	2,455
Non-controlling interest	273	(76)
Income tax expense (benefit)	659	(977)
Interest expense, net	1,105	876
Non-cash stock-based compensation expenses	260	320
Depreciation and amortization	3,362	4,663
Other expense	213	1,299
Severance, impairment and other associated costs	1,705	--
Other adjustment: defined benefit plan curtailment gain	(1,031)	--
Adjusted EBITDA	8,426	9,436

2. Net earnings per diluted share from continuing operations excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Twelve Months Ended
	12/31/10	12/25/09	12/31/10	12/25/09

Net earnings (loss) per diluted share	$0.03	$0.02	$(0.94)	$(4.73)
Diluted loss per share from discontinued operations	0.02	0.06	0.24	2.94
After-tax severance, impairment and other associated costs, per share	0.04	--	0.74	1.99
After-tax non-cash stock-based compensation expenses, per share	--	--	0.02	0.02
Other adjustments: accelerated depreciation and accelerated amortization of an amended credit facility's fees	0.01	0.01	0.05	0.01
Other adjustment: defined benefit plan curtailment gain	(0.02)	--	(0.02)	--
Net earnings per diluted share from continuing operations excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	0.08	0.09	0.09	0.23

3. Operating profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expenses and other adjustments

	Quarter Ended		Twelve Months Ended
	12/31/10	12/25/09	12/31/10	12/25/09

Operating profit (loss)	$4,130	$4,453	$(15,837)	$(71,797)
Pre-tax severance, impairment and other associated costs	1,705	--	32,799	82,867
Pre-tax non-cash stock-based compensation expenses	260	320	1,253	1,013
Other adjustment: accelerated deprecation	357	--	2,994	--
Other adjustment: defined benefit plan curtailment gain	(1,031)	--	(1,031)	--
Operating profit excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	5,421	4,773	20,178	12,083

Net sales	$101,184	$105,378	$432,480	$398,803

Operating margin excluding severance, impairment and other associated costs, non-cash stock-based compensation expense and other adjustments	5.4%	4.5%	4.7%	3.0%

CONTACT:
Pulse Electronics Corporation
Jim Jacobson, Director of Investor Relations
215-942-8428